Assignment of Receivables

Date: November 15, 2000


In consideration of the payment of U.S. $750,00.00 (the "Purchase Price") payable in accordance with the terms below, Melvin Rosen with U.S. Passport #Z7564888 agrees to assign to UOL de Costa Rica, S.A. with Cedula Juridica # 3-101-263996 represented by Antonio Jose Alexandre Garcia with Cedula # 415-95789-232 accounts receivable from 5th Avenue Channel Corp. of Miami, FL., USA due to Melvin Rosen in the amount of $2,050,000.

The Purchase Price shall be due in full ten years from the date hereof with interest on the unpaid balance at the rate of one percent per month payable monthly until the Purchase Price is paid in full. Interest payments shall commence December 1, 2000. If more than two interest payments are made more than 20 days after the due date of the 15th of the month when due, Rosen shall have the right to accelerate the payment of the Purchase Price.

It is further agreed that accounts receivable that are the subject of this agreement will be used exclusively for payment by offset of UOL's obligations under the contract with 5th Avenue Channel Corp. attached hereto. It is understood that in the event prior to November l5, 2001 5th Avenue Channel finds a purchaser for the business and assets referred to in the contract attached who will pay more than $2,585,000 and thereby UOL conveys the business and assets to the purchaser designated by 5th Avenue Channel and thereby receives an amount of $2,585,000 then it is agreed between Rosen and UOL that Rosen shall receive two-thirds of the sum received by UOL and the Purchase Price payment obligations herein will be deemed fulfilled.

All obligations, monetary and otherwise, of UOL de Costa Rica are personally guaranteed by Antonio Jose Alexandre Garcia.

In the event that the sale assets and business by 5th Avenue to UOL is not approved by the shareholders of 5th Avenue then this Assignment shall be null and void.

ACCEPTED AND AGREED:

/s/ MELVIN ROSEN                       /s/ Antonio Jose Alexandre Garcia
-----------------------------------    -----------------------------------
Melvin Rosen                           UOL de Costa S.A.
                                       By: Antonio Jose Alexandre Garcia
                                           Legal Represenative


/s/ ANTONIO JOSE ALEXANDRE GARCIA
-----------------------------------
Antonio Jose Alexandre Garcia

/s/ [ILLEGIBLE SIGNATURES]

[ILLEGIBLE WRITING]